Exhibit 10.9

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is effective as of January I, 2019, between The Electrum Group LLC (“Provider”) and Minera Adularia LLC (“Recipient”).

WHEREAS Provider has the resources and capacity to provide certain professional and administrative services that may be useful to Recipient and

WHEREAS Recipient desires to utilize such services, and Provider is willing to provide such services to Recipient, subject to the terms of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.
Services. During the term of this Agreement, Provider shall provide to Recipient the services described on Exhibit A to this Agreement (the “Services”) Provider shall provide the Services on an as-required basis as mutually determined by Provider and Recipient from time to time. Provider shall use that degree of skill, care and diligence in the performance of the Services that (a) a reasonable person would use acting in like circumstances and in accordance with applicable laws and regulations and (b) is no less than that exercised by Provider with respect to comparable services that it performs on its own behalf.

2.	Consideration.

a.
Fees. During the term of this Agreement, Provider shall receive from Recipient the fees described on Exhibit B to this Agreement (as such Exhibit B may be amended from time to time by the parties hereto). In addition, Provider shall be reimbursed by Recipient at actual cost for all reasonable out-of-pocket expenses for work related to this Agreement. The amounts to be charged to Recipient under this Section 2(a) are referred to herein as the “Fees.”

b.
Payment. Provider shall bill Recipient for the Fees on either a monthly or a quarterly basis. Recipient shall pay the amount of the Fees shown on the applicable invoice within 5 business days of receipt of the invoice. Provider may use budgeted hourly rates to bill Recipient for the Fees; provided, however, that the parties shall true up the Fees annually using Provider’s actual costs.

c.
Books and Records. Provider shall use commercially reasonable efforts to maintain appropriate schedules, invoices and other documentation substantiating the Fees. Upon reasonable advance notice, Recipient may review such books and records at any time to determine whether the Fees are proper under this Agreement.

3.
Termination. The term of this Agreement shall commence as of the date hereof. This Agreement may be terminated with or without cause by either party upon 30 days’ prior written notice to the other party. Following termination of this Agreement, Recipient shall remain liable for any accrued but unpaid Fees. Sections 4, 5, 6, 7 and 8 shall survive the termination of this Agreement.

4.
Independent Contractor; Leased Employees. The relationship of the parties hereto is that of contracting parties, and no partnership, joint venture or other similar arrangement is created hereby; provided, however, that the parties agree that with respect to Provider’s employees for which Provider invoices Recipient for Services (“Leased Employees”), Recipient will have (i) the exclusive right to grant stock compensation to Leased Employees for Services, (ii) a right to make employment related decisions with respect to Leased Employees: and (iii) the exclusive right to determine the economic value of the Services performed by Leased Employees.

5.
Limitation of Liability. Provider shall not be liable, responsible or accountable, in damages or otherwise, to Recipient for any act or omission performed or omitted by Provider in good faith on behalf of Recipient and in a manner reasonably believed by Provider to be within the scope of the authority conferred upon Provider hereunder and in the interests of Recipient.

6.
Confidentiality. Provider shall, and shall cause its employees and representatives to, keep confidential all information in the possession of Provider that in any way relates to Recipient, provided that Provider and its employees and representatives may disclose such information to the extent reasonably necessary or advisable in connection with the performance of the Services. In addition, Provider and its employees or representatives may disclose information (a) which is, or becomes, publicly available, other than by reason of a breach of this Section 6, (b) received from a third party not known to be bound by any duty of confidentiality to Recipient, or (c) required by applicable law or legal process to be disclosed.

7.
Indemnity. Recipient shall indemnify, defend and hold harmless Provider and its owners, affiliates, officers, directors, employees, agents and representatives (collectively, the “Provider Parties”) from and against any and all claims, losses. damages and liabilities of any nature whatsoever arising out of or in connection with this Agreement, except to the extent attributable to the negligence or willful misconduct of one of the Provider Parties, and will indemnify the Provider Parties for costs and expenses, including, without limitation, reasonable attorneys’ fees, which the Provider Parties may incur as a result of Recipient’s negligence or willful misconduct arising out of or in connection with this Agreement.

8.	Miscellaneous.

a.
Further Assurances. From time to time, each party shall execute and deliver such further instruments and take such further action as the other party reasonably requests in order to discharge and perform the obligations and agreements hereunder.

b.
Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, other than an assignment to an affiliate of either party that results in no change of ultimate control.

c.
Reparability. The invalidity or unenforceability of any provision in this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

d.
Interpretation: Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of the State of New York without reference to the rules governing conflicts of laws. The parties hereto consent to personal jurisdiction and venue in the State of New York, County of New York, with respect to any action or proceeding brought in connection with this Agreement. The captions of sections of this Agreement have been inserted as a matter of convenience only and shall not control or affect the meaning or construction of any of the terms or provisions hereof.

e.
Entire Agreement. The parties agree that all understandings and agreements heretofore made among them are merged in this Agreement, which alone fully and completely expresses their agreement with respect to the subject matter hereof. There are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, among the parties hereto, other than as set forth in this Agreement.

f.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

g.	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE ELECTRUM GROUP LLC

By:	/s/ Peter H. Cheesbrough
Name:	Peter H. Cheesbrough
Title:	President, Exploration Division

MINERA ADULARIA LLC

By:	Electrum Strategic Management LLC, its Manager

By:	/s/ Michael H. Williams
Name:	Michael H. Williams
Title:	Managing Director

EXHIBIT A - SERVICES

•	Providing advice regarding strategic direction

•	General operational services, including management oversight of exploration as well as engineering and technical support

•	Accounting and bookkeeping services

•	General administrative services

•	Supervision of outside service providers (e.g., geologists, consultants, lawyers, accountants, auditors, tax professionals)

•	Such other services in accordance with this Agreement as the parties may agree from time to time

EXHIBIT B - FEES

1.	Actual time incurred at Provider’s Fully Loaded Hourly Rates for each of the individuals providing accounting, bookkeeping or administrative Services.

•	For 2019, the individuals providing such Services and their respective Fully Loaded Hourly Rates are as follow:

Borden, Maria	$100.90
Stair, Sandra	$160.37
Sufilka, Zachary	$75.67

2.	Actual time incurred at Provider s Fully Loaded Hourly Rates plus a Profit Markup for each of the individuals providing any other Services.

•	For 2019, the individuals providing such Services and their respective Fully Loaded Hourly Rates (before applying the Profit Markup) are as follow:

Cheesbrough, Peter	$254.47
Gronski, Jerith	$127.70
Mohr, Patrick	$171.12
Pryor, Mark	$197.67

Provider’s Fully Loaded Hourly Rates shall be determined based on (i) base salary, benefits and applicable taxes and fees; (ii) annual cash bonuses; and (iii) applicable overhead expenses for the office(s) from which the individuals operate.

The Profit Markup shall be an appropriate arm’s length profit markup as identified through a comparable company benchmarking study.

•	For 2019, the Profit Markup is 5.6%.